Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of April 10, 2017 (the “Effective Date”), is between Fred’s Inc., a Tennessee corporation (the “Company”), and Mary Lou Gardner a resident of the State of Tennessee (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee to serve as Executive Vice President and Chief Merchandising and Marketing Officer, and Employee desires to accept such employment, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Term of Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee, and Employee accepts employment with the Company for a term of two (2) years, unless sooner terminated as provided herein, commencing on the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for additional terms of two (2) years (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either party provides the other party with written notice of its intent not to renew the Agreement at least one hundred eighty (180) days prior to the expiration of the then-current Term.

2.          Duties.  Employee agrees to serve as Executive Vice President and Chief Merchandising and Marketing Officer. During the term of Employee’s employment hereunder, Employee shall perform the duties consistent with that which the Company shall from time to time reasonably assign to Employee. Employee shall devote her full business time, best efforts, and ability to the business of the Company, shall comply with the overall policies established by the Company, and shall do all reasonably in Employee’s power to promote, develop and enhance the profitability of the business of the Company.  Without limiting the generality of the foregoing, during her employment by the Company, Employee shall not, without the prior written consent of the Company, render services, other than as an employee of the Company, to or for any person, firm, partnership, limited liability company, corporation, or other organization for compensation.

3.          Compensation and Benefits.

(a)          Base Pay. The Company shall pay Employee an annual salary (the “Base Pay”) of $325,000 which shall be payable in accordance with the Company’s regular payroll practices as in effect from time to time, and less any amounts required to be withheld under applicable state and Federal tax and other related laws and regulations.  The Base Pay is subject to the Company’s annual review practices; provided, Employee’s Base Pay may be increased by the Company, but in no event will Employee’s Base Pay be reduced below $325,000 (same as above).

(b)          Management Incentive Program.  For each fiscal year completed during Employee’s employment under this Agreement, Employee will be eligible to participate in the Company’s Management Incentive Program at the Executive Vice President level, which Program specifies the parameters of an annual bonus payable based upon Employee’s performance and that of the Company against achievement of pre-established and approved goals and targets (the “Annual Bonus”).  The Management Incentive Program currently provides for an Annual Bonus in the range of 70%-140% of Base Pay, but the Program and these parameters are subject to change from time to time by the Company in its sole discretion.  But for the percentages included in this Agreement, the Company’s Management Incentive Plan will control all process and procedure. Employee must be an employee in good standing throughout the fiscal year in which an Annual Bonus is earned and on the date the Annual Bonus is paid in order to be eligible for payment of such Annual Bonus.  The Annual Bonus, if any is earned, will be paid by the Company within the timeframe specified by the Management Incentive Program policies and procedures.

(c)          Participation in Employee Benefit Plans.  Employee will be eligible to participate in all employee benefit plans from time to time in effect for similarly situated and titled employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided Employee under this Agreement. Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Employee will have no recourse against either the Company or any Affiliate under this Agreement in the event that the Company should alter, modify, add to or eliminate any employee benefit plans.

(d)          Paid Time Off.  Employee will be entitled to 4 weeks of vacation. Vacation may be taken at such times and intervals as Employee shall determine, subject to the business needs of and approval of the Company, which shall not be unreasonably withheld. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time; provided, Employee will be entitled to the greater of 4 weeks vacation or the vacation Employee would otherwise be entitled to receive under such Company vacation policies.

(e)          Equipment.  Employee will be provided a laptop computer (if needed), smartphone and such other technology as determined by the Company.  These items are to be used for Company business and are subject to Company policy and procedures which further outline the appropriate use of these items.

(f)           Expense Reimbursement.  The Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred in carrying out their duties under this Agreement in accordance with the Company’s written policies.  Employee shall present to the Company an itemized account of and receipts for such expenses in any form reasonably required by the Company. Employee will also be provided a Company credit card for use only on Company business and in compliance with Company policies.

(g)          Car Allowance.  The Company shall provide a car allowance to Employee, and Employee agrees to be responsible for any income taxes related to this benefit.

(h)          Relocation.  The Company shall provide relocation expenses, in accordance with the Company’s current practices, for Employee upon the need for Employee to relocate.

4.          Termination.

(a)          Termination by Employee Without Cause. Employee may terminate this Agreement and Employee’s employment hereunder, for any reason or no reason, by providing at least one hundred eighty (180) days’ advance written notice to the Company.

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(b)          Termination by the Company.  The Company may terminate this Agreement and Employee’s employment hereunder at any time with or without cause upon providing thirty (30) days written notice if terminating without cause or at any time with Cause upon providing written notice to Employee, which shall set forth in reasonable detail the specific conduct of Employee that the Company considers to constitute Cause  For purposes of this Agreement, the term “Cause” means termination due to the gross negligence or willful misconduct of Employee in the performance or intentional non-performance of Employee’s duties to the Company.  No act or failure on the part of Employee shall be considered “willful” hereunder unless it is done, or omitted to be done, by Employee in bad faith and without the reasonable belief that Employee’s action or omission was in the best interests of the Company.

(c)          Termination in the Event of Death or Disability.  Notwithstanding any other provision of this Agreement, this Agreement shall terminate (i) upon the death of Employee; or (ii) upon Employee’s Disability, where Employee’s “Disability” shall mean Employee has been unable to perform, without a reasonable accommodation, the essential functions of her position under this Agreement by reason of physical or mental incapacity or disability for a total of  ninety (90) consecutive days or for an aggregate of one hundred and eighty (180) days or more in any consecutive period of three hundred and sixty five (365) days.  The determination of whether (and, if appropriate, when) a Disability has occurred shall be made by a licensed physician mutually agreed upon in good faith by the Parties (provided that, Parties wherever referenced in this Section, could include Employee’s personal representative), or in the event the Parties fail to agree, the Board and Executive (or her personal representative) shall each select a licensed physician, who shall mutually select a third licensed physician to make such determination).

(d)          Termination under Change of Control. In the event of a Change of Control, as defined below, that results in the Employee’s termination without cause within one hundred eighty (180) days of the Change of Control, then Company shall pay Employee, in substantially equal installments, at Employee’s Base Pay (also including Annual Bonus as dictated by the Management Incentive Plan), over a period of twenty-four (24) months beginning no later than the first regular Company payroll payment date which occurs within thirty (30) days following the Employees Termination. Until the Company has finished the monthly payouts for the Employee, the Employee, their dependents, beneficiaries, and estate shall be entitled to all benefits under Company's group medical and dental insurance plans as if the Employee were still employed by Company hereunder during such period, with benefits or premium payments, as applicable, to be paid with the same frequency and at the same time as applies for active employees of the Company. On the Date of Separation, Employee’s rights under any compensation or benefits programs shall become vested and any restrictions on stock options or contractual rights granted to Employee shall be removed;

Employee shall not be required to mitigate the amount of any payment provided for in this section by seeking other employment or otherwise. However, Should Employee become employed by another organization, individual, or corporation (“New Employer”) during the above-referenced twenty-four (24) month period following separation, then Company will only pay the difference between Employee’s Base Pay and that income received from Employee’s New Employer, as indicated by the pay stubs voluntarily submitted to Company by Employee; so as to guarantee that Employee will receive her Base Pay during this period. At no time will Company be responsible for putting Employee in a position of collecting more than her Base Pay during this tenure with New Employer. Company reserves the right to audit the Employee’s annual tax returns or other documents to ensure compliance with this clause; and Employee agrees to voluntarily produce any reasonable documents requested by Company pursuant to this audit. Should Employee’s New Employer pay equal to or greater than Employee’s Base Pay, then Company shall not make any payments during Employee’s tenure with New Employer.

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As used herein, the term "Change of Control" means the happening of any of the following:

(i) Any person or entity, including a "group" as defined in Section 13(d)(3) of the 1934 Act, other than the Company, a subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having 35 percent or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business), or

(ii) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transactions; or

(iii) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

(e)          Effect of Termination.

(i)          In the event of termination pursuant to this Section 4 howsoever occurring, Employee shall be entitled to receive (A) their Base Pay for the period ending on the effective date of such termination,  (B) any unreimbursed expenses accrued but unpaid as of the effective Date of Termination, any Annual Bonus unpaid for prior year(s) and earned for the termination year up to the effective Date of Termination, and (C) payment of any employee benefit due but unpaid as of the effective Date of Termination, including but not limited to all accrued, but unused Paid Time Off under Section 3(d) (all of the foregoing, the “Final Compensation”).

(ii)         In the event of Employee’s Separation from Service in connection with any termination by the Company without cause, in addition to the Final Compensation (but not in addition to any other post-employment payments hereunder), Employee shall be entitled to receive (A) an amount equal to twenty-four (24) months (“Severance Pay”), in either case payable in accordance with the Company’s prevailing payroll practices for a period of twenty-four (24) months from the Date of Termination (“Severance Period”);  (B) reimbursement for twenty-four (24)  months of COBRA premiums incurred by Employee during the Severance Period, payable in equal monthly installments, with the first such installment due at the same time Employee is paid their first payment of Severance Pay; and (C) on the Date of Termination, Employee’s rights under any compensation or benefits programs shall become vested and any restrictions on stock options or contractual rights granted to Employee shall be removed;

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(iii)        Any obligation of the Company to Employee hereunder, other than for Final Compensation, is conditioned, however, on Employee signing and returning to the Company a timely and effective release of claims in the form provided to Employee by the Company in the form attached hereto as Exhibit A (the “Employee Release”).  Employee must sign and return (and not revoke) the Employee Release, if at all, by the deadline specified therein (such deadline being the "Effective Date of the Employee Release").  The first payment in respect of Employee’s Severance Pay will be made on the Company’s next regular payroll date following the later of the effective date of the Employee Release or the date it is received by the Company; but that first payment shall be retroactive to the Date of Termination; provided that if Employee’s Separation from Service occurs in one taxable year and the revocation period expires in the second taxable year, the payments in respect of Employee’s Severance Pay shall commence in the second taxable year.  Notwithstanding anything to the contrary contained in this Agreement, however, in the event Employee is a “Specified Employee” at the time of Employee’s Separation from Service, any and all amounts payable under this Section 4 in connection with such Separation from Service that constitutes deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six (6) months.  For purposes of this Section 4(d)(ii), “Separation from Service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “Specified Employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(iv)        In the event of termination by the Company due to Employee’s death or disability pursuant to Section 4(c), in addition to the Final Compensation (but not in addition to any other post-employment payments hereunder), Employee shall be entitled to receive an amount equal to twenty-four (24) months of Base Pay (at the rate then in effect), payable in accordance with the Company’s prevailing payroll practices for a period of twenty-four (24) months from the Date of Termination.

(f)           Notwithstanding any other provision in this Agreement to the contrary, if any compensation becomes payable to the Executive that is considered to be contingent on a change in control under Code Section 280G (the "Contractual Amount") and if, but for this subsection,  the Contractual Amount exceeds the maximum amount which may be paid without any loss of tax deductibility for the Company under Code Section 280G(a) and/or the imposition of an excise tax upon Executive pursuant to Code Section 4999,  then the Company shall pay the Executive either (x)  an amount which is One Dollar ($1.00) less than the maximum  amount which may be paid without triggering such non-deductibility and/or excise tax or (y) the Contractual Amount, whichever provides the greater net amount (after deduction of  all federal, state and local taxes imposed upon the Executive including but not limited to such excise tax) to the Executive.

(g)          Survival.  Notwithstanding the termination of this Agreement by Employee or the Company, the provisions of Sections 4, 5, 6, 7, 8, 9, 11 and 13 shall survive such termination as if this Agreement remained in full force and effect, and no such termination shall terminate the covenants and obligations in said Sections hereof.

(h)          The termination date of this Agreement that is specified in the written notice as required in Section 4.(a), 4.(b), and 4.(c) shall be the “Date of Termination.”

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5.          Covenants of Employee.

(a)          Confidential Information.  During the course of Employee’s employment with the Company, Employee will learn of Confidential Information, as defined below, and Employee may develop Confidential Information on behalf of the Company and its Affiliates. Employee agrees that she will not use or disclose to any Person (except as required by applicable law or for the good faith performance of Employee’s duties and responsibilities for the Company) any Confidential Information obtained by Employee incident to Employee’s employment with the Company or any of its Affiliates. Employee agrees that this restriction will continue to apply after Employee’s employment terminates, regardless of the reason for such termination.

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise, including, but not limited to, Fred’s Stores of Tennessee, Inc., National Pharmaceutical Network, Inc. dba EIRIS Health Services, and Reeves-Sain Drug Store, Inc.

“Confidential Information” means all of the following materials and information of the Company or any Affiliate (whether or not reduced to writing and whether or not subject to copyright or patentable) that Employee has received or may hereafter receive access to or that Employee has developed or may hereafter develop in whole or in part as a direct or indirect result of Employee’s employment by the Company or through the use of any of the Company’s or any Affiliate’s facilities or resources:

(i)          All materials or information relating to the manner in which the Company or any Affiliate conducts its business including, but not limited to, all agreements between the Company or any Affiliate and its vendors or customers; all marketing techniques; all purchasing information; all price lists; all pricing policies; all sales figures; all sales projections; payor contracts, pricing, and contacts; pharma contracts, pricing and contacts within the industry; all financial information; all promotions; all accounting procedures; all employee records and personnel history; strategic plans for growth and development; and tax records and all other materials or information relating to the manner in which the Company or any Affiliate does business;

(ii)         Personal Health Information, including but not limited to names, addresses, disease states, treatment regimens, and refill schedules;

(iii)        Key business referral sources, including but not limited to physicians and their office staff;

(iv)        Any other materials or information related to the business or activities of the Company or any Affiliate which are not generally known to others engaged in similar businesses or activities;

(v)         All materials, information and ideas that are derived from or relate to Employee’s access to or knowledge of any of the above-enumerated materials and information; and

(vi)        Any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed.

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Confidential Information does not include information that enters the public domain, other than through Employee’s breach of Employee’s obligations under this Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

(b)         Prohibited Activities.  Employee acknowledges that, during their employment with the Company, Employee will have access to Confidential Information and trade secrets which, if disclosed, would assist in competition against the Company and its Affiliates, and that Employee will also generate goodwill for the Company and its Affiliates. Therefore, in consideration of Employee’s employment with the Company, Employee agrees that the following restrictions on their activities during and after the termination of Employee’s employment are necessary to protect the goodwill, Confidential Information and trade secrets of the Company and its Affiliates.

(c)          Confidentiality and Non-Disclosure.   Employee agrees not to use, reproduce, disclose, or make available the Company’s Confidential Information for their own benefit or the benefit of any person or entity other than the Company, except as reasonably necessary for the performance of the Employee’s duties as an employee of the Company, without prior written consent of the Company, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Employee’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that the Employee must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Employee’s employment with the Company, Employee agrees to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (including copies thereof and electronic media) relating to the business of the Company (including, without limitation, all Confidential Information) that Employee may then possess or have under Employee’s control, other than such documents as are generally or publicly known (provided, that such documents are not known as a result of Employee’s breach or actions in violation of this Agreement); and at any time thereafter, if any such materials are brought to Employee’s attention or Employee discovers them in Employee’s possession, Employee must deliver such materials to the Company immediately upon such notice or discovery.  Employee also agrees to indemnify and hold the Company harmless for any loss, claim or damages, including attorney’s fees or costs, arising out of or related to the unauthorized disclosure or use of the Confidential Information by Employee.

(d)         Non-Competition.  Employee agrees that during Employee’s employment with the Company and for a period of one (1) year after termination of Employee’s employment for whatever reason (“Restricted Period”), Employee will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in or assist with any activity in those states within the United States in which the Company or any of its subsidiaries conducts business  (the “Restricted Area”) or undertake any planning for any business competitive with the Company or any of its Affiliates anywhere in the Restricted Area. Specifically, but without limiting the foregoing, Employee agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Competitor (as defined below), as conducted or in planning during Employee’s employment with the Company anywhere in the Restricted Area. The foregoing, however, will not prevent Employee’s passive ownership of one percent (1%) or less of the equity securities of any publicly traded company.

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“Competitor” shall include, without limitation, the following businesses: Wal-Mart,  Family Dollar, Dollar General, Big Lots, Variety Wholesalers,  Dollar Tree, Walgreen’s, CVS, and Rite Aid (and/or any other trade name or similar business used by any of the foregoing businesses, their parents, affiliates, subsidiaries, successors or assigns). The parties expressly recognize that the term “Competitor” shall not be limited by this Agreement and that such term may expand to include other businesses, industries and/or markets in which Company may engage from time to time.

(e)         Non-Solicitation.

(i)          Employee agrees that during the Restricted Period, Employee will not, directly or indirectly, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner, independent contractor, or in any individual or representative capacity whatsoever, solicit or encourage any customer of the Company or any of its Affiliates, including but not limited to patients, physicians and their staff, payors, and pharma, in the Restricted Area to terminate or diminish its relationship with them.

(ii)         Employee agrees that during the Restricted Period, Employee will not, directly or through any other Person, hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue her employment.

(iii)        Employee agrees that during the Restricted Period, Employee will not, directly or through any other Person, hire or solicit for hiring any independent contractor or vendor of the Company or any of its Affiliates or seek to persuade any independent contractor or vendor of the Company or any of its Affiliates to discontinue her employment.

(f)          Non-Disparagement.  While employed by Company and at any time after the Date of Termination, Executive agrees not to make any untruthful or disparaging statements, written or oral, about Company, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or Company's business practices, operations or personnel policies and practices to any of Company's customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

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(g)         Intellectual Property Rights. Employee hereby covenants and agrees to promptly and fully inform the Company of all improvements, inventions and other intellectual property rights (collectively, “IP Rights”) relating to the business or to trade secrets of the Company that Employee may make or create, either individually or jointly with other persons, in connection with Employee’s Work (as hereinafter defined).  Employee hereby further covenants and agrees that all IP Rights made or created by Employee, either alone or with other persons, in connection with Employee’s Work, and all rights with respect thereto, are the property of the Company, without additional compensation to Employee. Employee, when reasonably requested in writing by the Company, shall execute all documents reasonably necessary to obtain and perfect rights in and to IP Rights in the United States of America or any foreign country and shall reasonably assist the Company in obtaining and enforcing any such rights, title and interest whenever reasonably requested to do so in writing by the Company.  The Company hereby covenants and agrees to bear any and all expenses that the Company causes Employee to actually incur in obtaining, extending, reissuing, maintaining and enforcing IP Rights and in vesting and perfecting title thereto in the Company. For purposes of this Agreement, the term “Work” shall mean (i) (A) any direct assignments by and required performance for the Company, and (B) any other productive output of Employee that relates to the business of the Company and is produced during Employee’s employment by the Company, but shall specifically exclude (ii) Employee’s efforts after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others, so long as such efforts do not involve Employee’s use of Confidential Information and so long as such efforts are not related to and do not include the business of the Company.

(h)         Enforcement.

(i)           Each of the parties hereto acknowledges that: (a) the covenants and the restrictions contained in this Agreement are reasonable, necessary, fundamental and required to protect the goodwill of the business of the Company and to secure its confidential information and trade secrets; (b) the knowledge and expertise of Employee in the Company’s business is of a special, unique, unusual and extraordinary character, which gives such knowledge and expertise a significant value; (c) a breach of this Agreement will result in immediate and irreparable harm and damages which cannot be estimated or adequately compensated by a monetary award; and (d) enforcement of this Agreement by way of an injunction will not adversely affect the ability of Employee to make a living. Accordingly, it is expressly agreed that the Company or its affiliates shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or other form of injunctive or equitable relief as may be necessary or appropriate in order to restrain or enjoin Employee from breaching any covenant or restriction contained in this Agreement and to specifically enforce the provisions hereof. Employee agrees that the existence of any claim, demand, action or cause of action of Employee against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the imposition of any such restraining order, injunction or relief or otherwise to the enforcement by the Company or its affiliates of the provisions of this Agreement. The Company shall not be required to provide any bond or other security in connection with any such restraining order, injunction or other relief or in connection with any related activity or proceeding.

(ii)          The rights and remedies of the Company or its affiliates specified in this Agreement shall not be construed to be exclusive of or limited by or in limitation of or a waiver of any other rights or remedies which the Company or its affiliates may have, whether at law or in equity, by contract or otherwise, all of which shall be cumulative. Without limiting the generality of the foregoing, the Company’s rights and remedies hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition. This Agreement does not limit, and is not limited by, any employment, non-competition, non-solicitation, non-inducement, confidentiality or other agreement which Employee has entered into, or may enter into, with the Company or its Affiliates.

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(iii)         If any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof including, without limitation, the temporal and geographic restrictions in Section 5 hereof (each of which is referred to herein as a “provision”) is held to be illegal, invalid, unreasonable or unenforceable for any reason, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, unreasonable or unenforceable provision had never comprised a part hereof; and (c) in lieu of such illegal, invalid, unreasonable or unenforceable provision there shall be substituted a provision as similar in terms to such illegal, invalid, unreasonable or unenforceable provision as may be possible and be legal, valid, reasonable and enforceable. Without limiting the foregoing, if any of the temporal or geographic restrictions in Section 5 hereof are held to be illegal, invalid, unreasonable or unenforceable by any court or other tribunal of competent jurisdiction, the parties hereto agree to the reduction of such restriction to such time period or geographic area as such court or tribunal shall deem legal, valid, reasonable and enforceable. The remaining provisions hereof shall remain in full force and effect and shall not be affected by any illegal, invalid, unreasonable or unenforceable provision or by its severance or modification.

(iv)        Employee agrees to cooperate with the Company, during the term of Employee’s employment hereunder and thereafter (including following Employee’s termination of employment for any reason), by making themselves reasonably available to testify on behalf of the Company in any action, suit, or proceeding, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested. The Company agrees to reimburse Employee for all reasonable expenses actually incurred in connection with her provision of testimony or assistance.

(i)          Disclosure of Agreement.  During the Restricted Period, Employee agrees to provide a copy of Section 5 of this Agreement to any potential employer following her employment with the Company.  Employee further agrees that the Company may disclose Section 5 of this Agreement to any employer or potential employer of Employee during the Restricted Period

6.          Successors and Assigns.

(a)          This Agreement and all rights under this Agreement are personal to Employee and shall not be assignable nor delegable. All of Employee’s rights under the Agreement shall inure to the benefit of her heirs, personal representatives, designees or other legal representatives, as the case may be.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.          Governing Law. This Agreement (and any claims or controversies arising out of or relating to this Agreement) shall be construed in accordance with and governed by the laws of the State of Tennessee without regard to the conflicts of laws principles that would result in the application of any law other than the law of the State of Tennessee.

8.          Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of mailing by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses first set forth below:

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(a)          to the Company

Fred’s, Inc.
Attn: Chief Legal Officer

4300 Getwell Road

Memphis, TN 38118

with a copy to:

Fred’s, Inc.
Attn: Chief Executive Officer

4300 Getwell Road

Memphis, TN 38118

or to such other addresses furnished by notice given in accordance with this Section 8.

9.          Complete Understanding. This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between Employee and the Company and constitutes the complete understanding between the parties with respect to the subject matter hereof. No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

10.         Modification; Waiver.

(a)          This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Employee or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.         Headings and Word Meanings. Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provisions hereof. The words “herein,” “hereof,” “hereunder” and words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

12.         Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

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13.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by one of its duly authorized officers, and Employee has manually signed her name hereto, all as of the day and year first above written.

FRED’S, INC.

By:	/s/ Michael K. Bloom
Name:	Michael K. Bloom
Title:	Chief Executive Officer

EMPLOYEE

/s/ Mary Lou Gardner
Mary Lou Gardner

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exhibit a

General Release

1.          This Release is made and entered into by Mary Lou Gardner (the "Employee") and Fred’s, Inc. (the "Company").

2.          In consideration of the payments, benefit continuation and acceleration provided for in Section 4 and Section 6(b)(ii)-(vi) of this Management Compensation Agreement, Employee, on behalf of himself and for any person or entity who may claim by or through him, irrevocably and unconditionally releases, waives, and forever discharges Company, its past, present, and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents, and present and past employees from any and all claims or causes of action that Employee had, has, or may have relating to Employee’s employment with Company and/or termination therefrom up to and including the date of this Agreement, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Tennessee Human Rights Act, the Age Discrimination in Employment Act ("ADEA"), and claims under any other federal, state, or local statute, regulation, or ordinance, including wrongful or retaliatory discharge.

3.          This Release shall not be construed as an admission by Company of any liability, wrongdoing, or violation of any law, statute, regulation, agreement or policy, and Company denies any such liability or wrongdoing.

4.          Employee acknowledges and agrees that this Release includes a release and waiver as to claims under the ADEA.  Employee acknowledges and confirms that she understands and agrees to the terms and conditions of this Release; that these terms are written in layperson terms, and that she has been fully advised of her rights to seek the advice and assistance of consultants, including an attorney, to review this Release.  Employee further acknowledges that she does not waive any rights or claims under the ADEA that arise after the date this Release is signed by him, and specifically, Employee understands that she is receiving money and benefits beyond anything of value to which she is already entitled from Company.  Employee acknowledges that she has had up to 21 days to consider whether to accept and sign this Release, and has had adequate time and opportunity to review the Release and consult with any legal counsel or other advisors of her choosing.  Employee understands that if she signs this Release before the expiration of the 21-day period, her signature will evidence her voluntary election to forego waiting the full 21 days to sign this Release.  If Employee chooses not to accept, or the 21-day period expires without her acceptance, then the offer in this Release is null and void.  Employee further acknowledges that in compliance with the Older Workers' Benefit Protection Act of 1990, she has been fully advised by Company of her right to revoke and nullify this Release, and that this revocation must be exercised, if at all, within seven days of the date s hee signs this Release.  Employee may revoke her acceptance at any time within the seven days following her signing of this Release by notifying Company of her decision to revoke the acceptance by writing directed and delivered to Fred’s Inc., 4300 New Getwell Road, Memphis, TN 38118, Attention Secretary.

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Acceptance of this offer is strictly voluntary.  This Release shall become effective and enforceable only after the seven-day revocation period has expired.  Should Employee decline to accept the benefits of this Release, or if is revoked by him, Employee will not receive the proposed additional compensation and benefits.

By her signature below, Employee accepts the terms of this Release.

FRED’S, INC.	EMPLOYEE

By:

Name:	Name:

Title:	Address:

Date:	Date:

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